Exhibit 99.1

Contact:
Eric Martin, Vice President of Investor Relations
(404) 745-2889

CARTER’S ANNOUNCES COMPLETION OF
ACQUISITION OF OSHKOSH B’GOSH, INC.,
CONSUMMATION OF TENDER OFFER,
AND A NEW CREDIT FACILITY

ATLANTA, GEORGIA – July 14, 2005/PRNewswire-FirstCall/ - Carter’s, Inc. (“Carter’s”) (NYSE:CRI) announced today it has completed the acquisition of OshKosh B’Gosh, Inc. (“OshKosh B’Gosh”).  Under the final terms of the transaction, originally announced on May 10, 2005, a subsidiary of Carter’s purchased 100 percent of the common stock of OshKosh B’Gosh for approximately $312 million, which includes payment for vested stock options.

“We are excited to bring together two of America’s most trusted children’s apparel brands,” said Fred Rowan, Carter’s Chairman and CEO.  “We are eager to realize the tremendous potential of the Carter's and OshKosh brands.  By leveraging our proven brand management and supply chain skills, we believe we can create significant, long-term value for Carter’s shareholders, customers, and consumers.”

Carter’s also announced the expiration of the previously announced cash tender offer and consent solicitation by its subsidiary, The William Carter Company (“TWCC”), for its outstanding 10.875% Senior Subordinated Notes due 2011 (CUSIP No. 146303AE2 and ISIN US146303AE25) (the “Notes”), paying approximately $132.9 million of total consideration for the Notes including a redemption premium of approximately $14.0 million and accrued and unpaid interest. A total of $113.75 million in aggregate principal amount of the Notes (100% of the outstanding Notes) was tendered prior to the expiration date of 9:00 a.m., New York City time, July 14, 2005. The amendments to the indenture governing the Notes that were proposed by TWCC in connection with the tender offer, which eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes, were approved by written consent of the tendering holders of the Notes and became operative today upon TWCC’s acceptance of the tendered Notes for purchase.

Financing for the acquisition, tender offer and consent solicitation, the refinancing of TWCC’s existing credit facility, and related fees and expenses was provided by borrowings under TWCC’s new credit facility consisting of (i) a term loan facility of $500 million and (ii) a committed revolving credit facility in an aggregate principal amount of up to $125 million for working capital and general corporate purposes and for the issuance of letters of credit.

Berkshire Partners LLC, a Boston-based private equity firm who has been a significant investor in Carter’s since 2001, Banc of America Securities LLC, and Credit Suisse First Boston served as financial advisors to Carter’s on the transaction.  Ropes & Gray LLP served as legal advisor to Carter’s on the transaction.

About Carter’s, Inc.

Carter’s is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  The Carter’s brand is sold through over 4,000 department and national chain stores and through more than 180 Carter’s-operated retail stores.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively. Carter’s is headquartered in Atlanta, Georgia.  See www.carters.com.

About OshKosh B’Gosh, Inc.

OshKosh B’Gosh is a premier global marketer of quality children’s apparel and accessories. OshKosh B’Gosh products are available in over 50 countries around the world. The brand is sold through department and national chain stores as well through more than 170 OshKosh B’Gosh retail stores. OshKosh B’Gosh also markets Genuine Kids from OshKosh, at Target. OshKosh B’Gosh is headquartered in Oshkosh, Wisconsin. See www.oshkoshbgosh.com.

Certain statements contained in this release contain “forward-looking statements.” These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “look forward,” “may,” “planned,” “potential,” “should,” “will” and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Carter’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: Carter’s ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or Carter’s ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which Carter’s operates throughout the world; work stoppages, slowdowns or strikes, which may impact Carter’s ability to manufacture or deliver product; the impact of competition on revenues, margins and other aspects of Carter’s business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third-party actions or approvals and the impact of competition that could delay or increase the cost of implementation of Carter’s consolidation programs or alter Carter’s actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in Carter’s public announcements and SEC filings. Carter’s undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.